PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

Chief Financial Officer 904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE SECOND QUARTER AND FISCAL YEAR 2020

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; May 13, 2020

Second Quarter Operating Results

The Company reported a net loss of ($401,000), or ($.12) per share, compared to net income of $289,000, or $.09 per share, in the same quarter last year.

Transportation revenues (excluding fuel surcharges) were $21,560,000, down $2,977,000 from the same quarter last year. Revenue miles were down 1,565,000 miles, or 17.4%, over the same quarter last year primarily due to the closure of our Charlotte terminal in May 2019, the recent downsizing of certain customer business due to freight rates, and the COVID-19 pandemic beginning in the middle of March (~240,000 miles). Transportation revenue per mile was up $.18, or 6.6%, which has helped to offset the negative impact of fewer miles. Fuel surcharge revenue was $1,967,000, down $504,000 from the same quarter last year.

Compensation and benefits decreased $1,471,000 mainly due to lower company miles and lower driver training pay. Gross fuel expense decreased $1,058,000 due to lower company miles and lower cost per gallon. Repair and tire expense decreased $435,000 due to lower miles this quarter and several high dollar repairs in the 2nd quarter last year. Insurance and losses increased $553,000 primarily due to a high number of expensive health care claims and a smaller gain from risk insurance this quarter vs. the prior year’s same quarter. Depreciation expense was down $137,000 in the quarter as we adjusted our fleet size to meet our business levels. Gain on disposition of assets was $328,000 this quarter versus $633,000 in the same quarter last year (last year included a gain of $247,000 on an insurance settlement for hurricane damages and losses).

As a result, operating loss this quarter was ($588,000) compared to operating profit of $293,000 in the same quarter last year. Operating ratio was 102.5 this quarter versus 98.9 in the same quarter last year.

First Six Months Operating Results for Fiscal year 2020

The Company reported a net loss of ($865,000), or ($.26) per share, compared to net income of $1,173,000, or $.35 per share, in the same period last year. Net income in the first six months of 2019 included $634,000, or $.19 per share, from gains on real estate sales.

Transportation revenues (excluding fuel surcharges) were $44,159,000, down $5,358,000 or 10.8% on 2,882,000 fewer miles. Transportation revenue per mile was up $.16 due to increased freight rates which has helped to offset the negative impact of fewer miles. Fuel surcharge revenue was $4,177,000, down $1,368,000 from the same period last year.

Compensation and benefits decreased $2,511,000 mainly due to lower company miles and lower driver training pay. Gross fuel expenses decreased $1,871,000 due to lower company miles and lower cost per gallon. Repair and tire expense decreased $349,000 due to reduced miles in the first six months of this year and several high dollar repairs in the same period last year. Insurance and losses increased $380,000 primarily due to higher health claims. Gain on disposition of assets was $450,000 this period versus $1,556,000 in the same period last year which included a gain of $866,000 on the sale of a prior terminal site in Ocoee, Florida and a gain of $247,000 on the insurance settlement for hurricane damages sustained at our Panama City, Florida location.

As a result, operating loss was ($1,312,000) compared to operating profit of $1,400,000 in the same period last year. Operating ratio was 102.7 in the first six months versus 97.5 in the same period last year.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic is having an unprecedented impact on demand for oil and petroleum products. The Petroleum Status Report from the Energy Information Administration shows just how dramatic the impact has been on U.S. gasoline demand. For the week that ended 4/3/20, gasoline demand fell to 5.065 million barrels per day (BPD), a 48% decline in gasoline demand versus the same period a year ago.

As an essential business, we have continued to operate throughout the pandemic in accordance with White House guidance and orders issued by state and local authorities. We have implemented social distancing and other measures to protect the health of our employees and customers. While we recognize the importance of social distancing to protect human health, these measures will adversely affect petroleum sales and therefore the demand for our products as long as they remain in place.

Summary and Outlook

Prior to the outbreak of the COVID pandemic, Management was encouraged about the rate environment in light of an increase of $.18 per mile, or 6.6%, on transportation revenue this quarter versus the same quarter last year. Our intent was to continue to push rates higher to offset the rising costs associated with the on-going driver shortage and rising risk insurance premiums while exiting customer relationships that did not allow us to earn an acceptable profit on our services. During the 1st quarter, the Company renegotiated one of our largest customer contracts resulting in the Company turning back ~$3.5M of annualized revenue on marginally rated business while receiving a ~4.5% rate increase on a substantially larger volume of business we retained. Those rate increases were fully in effect as of February 1, 2020. We also walked away from some smaller accounts due to freight rates. As a result, we had capacity in our system as we headed into the busy season which typically begins in late February and were heavily focusing our sales efforts to gain meaningful volume with customers with whom we felt we could partner. January and February suffered as a result of this lost revenue but we were starting to see success on new revenue gains and operating results in early March until the outbreak of COVID-19.

As of mid-March, following the start of the impacts from COVID-19, our focus has shifted to managing the business through the crisis, dealing with reduced volumes and controlling costs. We are deemed an essential service and have and will continue to haul freight through the crisis.

Our petroleum miles have been averaging ~35-40% lower due to the reduced demand associated with the “shelter in place” mandates. We expect that trend will continue in the near term and will begin to reverse gradually while the Southeastern US economy reopens over the next several months. As it relates to our employees, we immediately put social distancing and hygiene protocols in place plus work from home mandates for many employees. We eliminated the vast majority of our “minimum pay” program and we anticipate this will save us ~$75,000 per month going forward. Unfortunately, we were also forced to lay off several positions, cut our hourly paid staffs’ hours and furloughed over 30 drivers. We will continue to monitor our business closely and adjust our staffing accordingly.

Our balance sheet remains solid with $11.3 million of cash and investments and no outstanding debt as of March 31, 2020. We will not order additional replacement tractors during the remainder of this fiscal year which cuts our planned purchases by 50%. Our depreciation and amortization is approximately $2 million each quarter. In addition, we will have other non-cash expenses of approximately $1 million in the June quarter such as real estate taxes and deferrals of employer FICA taxes as allowed by the CARES Act.

Looking ahead, with freight volumes down significantly across the country, there is an enormous amount of excess driver capacity. Additionally, we are also seeing a rapidly rising unemployment rate across the US. A sustained higher unemployment rate coming out of this crisis could result in the loosening of the tight driver market we have faced for several years. That would have a positive impact on reducing the Company’s expenses associated with hiring, training and retaining drivers. We are anxious to see what our business will look like once we return to a reopened economy. We anticipate that tanker companies like ours with no debt, lots of depreciation and plenty of cash reserves will find themselves at an advantage as petroleum customers begin to reevaluate their options in the marketplace.

Dividend

In December, we announced that our Board of Directors declared a special cash dividend of $3.00 per share, or approximately $10 million in the aggregate, on the Company’s outstanding common stock. This one-time, special dividend was paid on January 30, 2020, to shareholders of record at the close of business on January 15, 2020. In December, the Board also declared a quarterly dividend of $0.15 per share, paid on January 30, 2020, to shareholders of record on January 15, 2020. Due to the negative impact of the COVID-19 pandemic on the financial performance of the company and the uncertainty of when the markets we serve will recover, the Board voted to suspend the quarterly dividend until further notice.

Subsequent Events

On April 25th, the Company closed the operation of our Wilmington, NC terminal and transitioned the business to another operator that has a larger presence and more scale in the North Carolina chemical marketplace. This terminal has underperformed for the past several quarters mainly due to the closure of a large chemical customer in the area coupled with rate compression in the short haul, commodity chemical market. Revenues at the Wilmington terminal YTD were $1,352,000. We transferred over many of our employees, subleased the terminal, leased some trailers for a few months and eventually will sell all unneeded equipment and other facility assets on which we anticipate a gain.

On May 8, 2020, the City of Tampa, and all other required agencies, officially approved the Site Plan for the proposed mixed use development on our property located on Dale Mabry Highway in Tampa, Florida. As a result, the 120 day study period for the Buyer commenced that same day. Assuming the buyer is satisfied that all contingencies have been met, we anticipate a closing sometime late this calendar year.

Conference Call

The Company will host a conference call on May 14, 2020 at 10:00 AM (EST). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-877-407-0778 domestic or international at 1-201-689-8565. Computer audio live streaming is available via the Internet through the Company’s website at www.patriottrans.com at the Investor Relations tab or https://www.webcaster4.com/Webcast/page/2058/34838. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 34838. An audio archive can be accessed through the Company’s website at www.patriottrans.com on the Investor Relations tab or at https://www.webcaster4.com/Webcast/page/2058/34838.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	MARCH 31,		MARCH 31,
	2020	2019	2020	2019
Revenues:
Transportation revenues	$21,560	24,537	$44,159	49,517
Fuel surcharges	1,967	2,471	4,177	5,545
Total revenues	23,527	27,008	48,336	55,062

Cost of operations:
Compensation and benefits	10,381	11,852	21,379	23,890
Fuel expenses	2,946	4,004	6,409	8,280
Repairs & tires	1,571	2,006	3,322	3,671
Other operating	975	1,189	1,931	2,321
Insurance and losses	2,555	2,002	5,324	4,944
Depreciation expense	1,839	1,976	3,789	3,946
Rents, tags & utilities	753	891	1,503	1,738
Sales, general & administrative	2,609	2,561	5,090	5,029
Corporate expenses	814	867	1,351	1,399
Gain on disposition of PP&E	(328)	(633)	(450)	(1,556)
Total cost of operations	24,115	26,715	49,648	53,662

Total operating profit (loss)	(588)	293	(1,312)	1,400

Interest income and other	42	113	127	214
Interest expense	(7)	(7)	(15)	(17)

Income (loss) before income taxes	(553)	399	(1,200)	1,597
Provision for (benefit from) income taxes	(152)	110	(335)	424

Net income (Loss)	$(401)	289	$(865)	1,173

Unrealized investment gains, net	—	10	—	12
Reclassification adjust for net investment gains realized in net income	—	—	(5)	—

Comprehensive income (loss)	$(401)	299	$(870)	1,185

Earnings per common share:
Net Income (loss) -
Basic	$(0.12)	0.09	(0.26)	0.35
Diluted	$(0.12)	0.09	(0.26)	0.35

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,354	3,342	3,352	3,335
-diluted earnings per common share	3,354	3,343	3,352	3,336

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	March 31,	September 30,
Assets	2020	2019
Current assets:
Cash and cash equivalents	$11,345	21,216
Accounts receivable (net of allowance for
doubtful accounts of $112 and $133, respectively)	5,670	6,588
Federal and state taxes receivable	156	290
Inventory of parts and supplies	945	949
Prepaid tires on equipment	1,524	1,616
Prepaid taxes and licenses	309	536
Prepaid insurance	1,493	2,895
Prepaid expenses, other	354	334
Total current assets	21,796	34,424

Property and equipment, at cost	88,597	91,332
Less accumulated depreciation	54,756	57,765
Net property and equipment	33,841	33,567

Operating lease right-of-use assets	3,750	—
Goodwill	3,637	3,431
Intangible assets, net	1,057	701
Other assets, net	180	170
Total assets	$64,261	72,293

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,950	3,184
Accrued payroll and benefits	3,461	3,906
Accrued insurance	1,413	1,339
Accrued liabilities, other	659	398
Operating lease liabilities, current portion	1,166	—
Total current liabilities	9,649	8,827

Operating lease liabilities less current portion	2,785	—
Deferred income taxes	5,783	6,237
Accrued insurance	1,339	1,339
Other liabilities	881	1,093
Total liabilities	20,437	17,496
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized,
of which 250,000 shares are designated Series A
Junior Participating Preferred Stock; $0.01 par
value; none issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares
authorized; 3,377,279 and 3,351,329 shares issued
and outstanding, respectively)	338	335
Capital in excess of par value	38,550	38,099
Retained earnings	4,813	16,235
Accumulated other comprehensive income, net	123	128
Total shareholders’ equity	43,824	54,797
Total liabilities and shareholders’ equity	$64,261	72,293